Exhibit 99.1

News Release

COMPANY CONTACT
Doug Baker
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@appliednanotech.net

Applied Nanotech Announces Exclusive Agreement for Copper Nano-Particle Inks with Prominent Chemical Company

Austin, TX, July 9, 2009 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) announced that it has entered into an exclusive worldwide license agreement with a leading industrial chemical products company in Japan for manufacturing and commercializing nano-copper inks and pastes. Applied Nanotech will receive an upfront payment of $1.5 million, of which $500,000 is payable immediately, and $1.0 million is payable in June 2010. In addition, Applied Nanotech will receive a royalty of 4% of sales of the copper inks and pastes by its partner. The parties are also beginning discussions for a new research and development contract beginning October 1, 2009 to transition to the fourth phase of the project, which began in 2006.

“This is a giant step toward implementing our Technical Inks Printing Solution (“TIPS”) strategy based on five important modules: nanoparticles manufacturing, inks development and manufacturing, technical printing applications development, processing development, and adequate hardware. Securing a trusted, high quality technology partner with a broad base of products used in electronic applications plays a vital role in our approach,” said Dr. ZviYaniv, Chief Executive Officer of Applied Nanotech, Inc.

“We are pleased to have reached this milestone,” said Doug Baker, CEO of APNT. “We look forward to a long and beneficial relationship with our partner in this area and the opportunities that this relationship provides.”

Dr. Robert Ronstadt, Chairman of APNT, added, “I believe we will look back on this license, which provides strong support for the viability of our business model, as a seminal event in our company’s history.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. The business model is to license patents and technology to partners that will manufacture and distribute products using the technology. Applied Nanotech has over 250 patents or patents pending. APNT also possesses investments related to electronic digitized sign technology. Applied Nanotech’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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